Exhibit 10.42

Johan P. Finley

February 24, 2004

PDS Gaming Corporation
6171 McLeod Drive
Las Vegas, Nevada 89120

Re:          Guaranty dated February 24, 2004 (“Guaranty) of Promissory Note dated February 24, 2004 in the amount of $7,691,796 (“Note”) and Collateral Documents; PDS Gaming Corporation, PDS Gaming Corporation-Nevada, PDS Gaming Corporation-Mississippi, and PDS Gaming Corporation-Colorado (jointly and severally “Borrower”); First State Bank of Thermopolis (“Lender”); Johan P. Finley (“Guarantor”)

Gentlemen:

This letter sets forth the agreement between Borrower and Guarantor with respect to the above-referenced Note.  If the following terms and conditions meet with your approval, please sign this letter where indicated below and return the original to me.  Capitalized terms used herein have the meanings ascribed to them in the Guaranty.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Guarantor agree as follows:

1.                                       Indemnification.

Borrower agrees to indemnify and hold harmless Guarantor from and against any and all losses, claims, damages, liabilities and expenses (including without limitation and as incurred reasonable costs of investigating, preparing or defending any such claim or action, including attorneys’ fees and legal costs and accountants’ fees and costs) arising out of, or in connection with, the Guaranty.  Borrower will not, however, be responsible for any claims, liabilities, losses, damages or expenses that have resulted solely from Guarantor’s willful misconduct or gross negligence.  In case any action is brought against Guarantor with respect to which indemnity may be sought against Borrower, Guarantor will promptly notify Borrower in writing and Borrower will, if requested by Guarantor, assume the defense thereof, including the employment of counsel reasonably satisfactory to Guarantor and payment of all reasonable fees and expenses, including without limitation and as incurred legal fees and costs and accountants’ fees and costs.  The failure to so notify Borrower shall not affect any obligations Borrower may have to

Guarantor pursuant to this letter agreement or otherwise, except to the extent that Borrower is materially adversely affected and irreparably prejudiced by such failure.

The indemnification, contribution and expense reimbursement obligations set forth herein shall be in addition to any liability Borrower may have to Guarantor at common law or otherwise and shall survive the conclusion of the Guaranty in connection with the Note.

2.                                       Disposition of Assets

In case of any Event of Default on the part of Borrower, which remains uncured after applicable notice and the expiration of time to cure as provided in the Note and Collateral Documents, Guarantor has the right to dispose of the assets of Borrower as required to satisfy the Note and all sums due thereunder including without limitation the costs of collection, fees, charges, and accrued and unpaid interest whether at the Note rate or any accelerated rate due at default or maturity, notwithstanding anything to the contrary set forth in the Note or Collateral Documents.

3.                                       Fees for Guaranty

For and in exchange for the Guaranty made by Guarantor, Borrower agrees to pay to Guarantor each year that lump sum equal to two percent (2.00%) of the Principal outstanding as of March 1.   The first such payment will be made on or about March 1, 2004, and each annual lump sum payment thereafter will be due and payable on March 1 of each following year until the Note is cancelled.  The Fees will be prorated for any partial year.

4.                                       Legal Fees and Costs

Borrower agrees that it will pay the legal fees and costs incurred by Borrower and Guarantor in connection with the provision of the Guaranty.  Borrower and Guarantor acknowledge and agree that the legal fees and costs contemplated by this paragraph 4 are additional to those fees and costs contemplated in the Indemnification set forth in paragraph 1, above.

5.                                       Miscellaneous

(a)                                  Non-waiver.  No delay or failure of Guarantor in exercising any right, remedy, power or privilege hereunder shall affect such right, remedy, power or privilege, nor shall any single or partial exercise thereof preclude the exercise of any other right, remedy, power or privilege.

(b)                                 Delay.  No delay or failure of Guarantor at any time to demand strict adherence to the terms hereof shall be deemed to constitute a course of conduct inconsistent with Guarantor’s right at any time, before or after any Event of Default, to demand strict adherence to the terms hereof.

(c)                                  Governing Law.  This letter of agreement shall be interpreted and the rights of the parties hereunder shall be determined under the laws of the State of Nevada.

(d)                                 Invalidity.  Should any part, term or provision of this letter of agreement be decided, by a court of competent jurisdiction, to be illegal or in conflict with any law, the validity of the remaining portions or provisions of this letter of agreement shall not be affected thereby.

(e)                                  Notices.   Any notices required to be given hereunder by one party to the other shall be deemed effectively given if delivered to the other party at that party’s last known address by overnight courier with proof of delivery, by certified mail return receipt requested, confirmed facsimile transmission, or if delivered by hand.

If the foregoing terms and conditions meet with your approval, please sign this letter where indicated below and return the original to me.

Sincerely,

/s/ Johan P. Finley
Johan P. Finley

ACCEPTED AND AGREED TO this 24th day of March, 2004.

PDS Gaming Corporation, PDS Gaming
Corporation-Nevada, PDS Gaming
Corporation-Mississippi, PDS Gaming
Corporation-Colorado

By	/s/ Peter D. Cleary
Peter D. Cleary, President